                                                                   EXHIBIT 10.11

                         RFE INVESTMENT PARTNERS V, L.P.
                                 36 GROVE STREET
                              NEW CANAAN, CT 06840

December 23, 2004

Metalico, Inc.
186 North Avenue East
Cranford, New Jersey  07016
Attention:  Carlos E. Aguero, CEO

Dear Carlos:

      Please be informed that, effective as of January 1, 2005, RFE Investment Partners V, L.P. ("RFE") hereby waives the following rights that RFE has in its capacity as a stockholder of Metalico, Inc. (the "Company"):

         - Section 2.1(a)(iv) of the Second Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement"), dated May 24, 2004, among the Company and the stockholders named therein;

         - Section 2.1(c) of the Stockholders' Agreement, as such section applies to RFE;

         - Section 2.1(e) of the Stockholders' Agreement, as such section applies to RFE; and

         - Section 8.1 of the Preferred Stock Purchase Agreement, dated February 5, 1998, among the Company and the purchasers listed therein.

      Notwithstanding the foregoing, if:

         - the Company's common stock (the "Common Stock") is not listed for trading on the American Stock Exchange ("AMEX") on or prior to September 30, 2005, or

         - after the Company's common stock is listed for trading on AMEX on or prior to September 30, 2005, the Common Stock is suspended from trading on AMEX or the Common Stock's listed status on AMEX is otherwise lost (a "Suspension/Loss"), in any case, for more than fifteen (15) consecutive days, then (i) the foregoing waivers automatically shall become null and void and be of no further effect from and after October 1, 2005 or fifteen (15) days after the date of such Suspension/Loss, as the case may be, and (ii) any right waived herein shall be reinstated as of October 1, 2005 or fifteen (15) days after the date of such Suspension/Loss, as the case may be, to its fullest extent for the benefit of RFE. With respect to any rights that are reinstated for the benefit of RFE under Section 2.1 of the Stockholders' Agreement pursuant to the preceding clauses (i) and (ii), the Company agrees that it shall use its best efforts to reinstate an RFE Nominee (as defined in the Stockholders' Agreement) to the Company's board of directors within forty-five (45) days of RFE's exercise of any right under Section 2.1(a)(iv) of the Stockholders' Agreement and RFE agrees that it will not deem the Company to be in violation of its obligation to seat an RFE Nominee under Section 2.1(a)(iv) of the Stockholders' Agreement during such 45-day period.

Mr. Carlos E. Aguero, Metalico, Inc.
December 23, 2004
Page 2

      The waivers given by RFE in this letter are irrevocable, subject only to the reinstatement provisions set forth in the above paragraph.

      Kindly acknowledge the foregoing by executing in the space below on behalf of the Company.

                                         Sincerely,

                                         RFE INVESTMENTS PARTNERS V, L.P.

                                         By: RFE Associates V, L.P., its
                                              general partners

                                         By:
                                             -----------------------------------
                                              Name:
                                              Title: General Partner

Acknowledged and confirmed as of the date written above:

METALICO, INC.

By:
    ----------------------------
     Carlos E. Aguero, CEO